Exhibit 10.1
WESTERN ALLIANCE BANCORPORATION
EXECUTIVE STOCK AND BONUS DEFERRAL PLAN
1.    Purpose. The Plan is intended to provide Executives of the Company with the opportunity to defer a portion of their Annual Bonus and/or Stock Compensation received from the Company following the Effective Date. The Company intends that amounts deferred under the Plan shall not be taxable to the Executive until the time such amounts are actually received by the Executive. The provisions of the Plan shall be construed and interpreted to effectuate such intent.
2.    Definitions.
"Account" means the Annual Bonus Account or Stock Compensation Account, either alone or collectively, as the context requires.
"Annual Bonus" means, for an Executive for a Plan Year, any annual cash bonus earned by the Executive for the Plan Year under the Company's Annual Bonus Plan as in effect from time to time.
"Annual Bonus Account" means the recordkeeping account established by the Company for each Participant with respect to deferrals of Annual Bonuses to record the Participant's interest in the Plan, as adjusted from time to time pursuant to the terms of the Plan. "Annual Bonus Account" includes the 2-Year Annual Bonus Account and the 3-Year Annual Bonus Account.
"Beneficiary" means any person or trust designated by a Participant in accordance with procedures adopted by the Plan Administrator to receive the Participant's Account in the event of the Participant's death. If the Participant does not designate a Beneficiary, or if the designated Beneficiary does not survive the Participant, the Participant's Beneficiary is his or her spouse, or if not then living, his or her estate.
"Board" or "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.
"Claim" means a claim for benefits under the Plan.
"Claimant" means a person making a Claim.
"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
"Committee" means the Compensation Committee of the Board, as constituted from time to time.
"Company" means Western Alliance Bancorporation, a Delaware corporation, including any successor thereto.
"Deferred Stock Unit" or "DSU" means a notional unit having a value as of a given date equal to the Fair Market Value of one (1) share of Stock. "DSU" includes an award that would have been made in the form of shares of restricted stock had such award not been deferred.

"Effective Date" means December 19, 2025, the date as of which the Plan was adopted by the Board.
"Executive" means an employee who is part of a select group of management of the Company or a highly compensated employee of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, as determined at the beginning of each Plan Year by the Committee, in its sole discretion. As of the Effective Date and unless determined otherwise by the Committee, the Executives are limited to the members of the Company's Executive Leadership Team.
"Fair Market Value" means the value of a share of Stock, determined as follows: if on the grant date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted for quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the grant date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day, as determined by the Board) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board's reasonable application of a reasonable valuation method.
"Participant" means an Executive who has elected to participate in the Plan as provided in paragraph 5.1 of the Plan.
"Payment Election" is as defined in paragraph 7.1 below.
"Payment Sub-Account" means a portion of a Participant's Account established by the Plan Administrator to facilitate the administration of distributions under the Plan as further described in paragraph 6.1 below, including the 2-Year Annual Bonus Account, 3-Year Annual Bonus Account, 2-Year Stock Compensation Account, and 3-Year Stock Compensation Account.
"Plan" means this Western Alliance Bancorporation Executive Stock and Bonus Deferral Plan, as set forth herein, and as amended from time to time.
"Plan Administrator" means the Committee.
"Plan Year" means the twelve (12) month period beginning January 1 and ending December 31.
"Section 409A" means Section 409A of the Code and all authoritative interpretive guidance issued thereunder.
"Separation from Service" means a Participant ceasing to provide services as an employee of the Company due to a voluntary or involuntary separation from service, for any reason, determined in accordance with Section 409A.
"Stock" means the common stock, par value $0.0001 per share, of the Company.

"Stock Compensation" means, for an Executive for a Plan Year, the annual award to the Executive under the Stock Incentive Plan of time-vesting restricted stock or stock-settled restricted stock units as determined by the Committee to be part of the Executive's annual long-term incentive award for the Plan Year. Stock Compensation does not include other awards under the Stock Incentive Plan to the Executive, such as performance share units, cash-settled restricted stock units, new hire or retention stock awards, stock options, or stock appreciation rights, as may be applicable. As of the Effective Date, Stock Compensation is made in the form of shares of restricted stock awarded under the Stock Incentive Plan.
"Stock Compensation Account" means the recordkeeping account established by the Company for each Participant with respect to deferrals of Stock Compensation, to record the Participant's interest in the Plan, as adjusted from time to time pursuant to the terms of the Plan. "Stock Compensation Account" includes the 2-Year Stock Compensation Account and the 3-Year Stock Compensation Account.
"Stock Incentive Plan" means the Western Alliance Bancorporation 2005 Stock Incentive Plan, as amended from time to time, including any successor plan thereto.
"Vesting Schedule" means the vesting schedule and other related terms and conditions applicable to Stock Compensation awards, as set forth in the Executive's award agreement for such awards under the Stock Incentive Plan for the applicable Plan Year (including vesting treatment of the award upon termination of service or change in control of the Company).
3.    Administration. The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise hereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan or applicable law. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law. The Plan Administrator shall not be liable for any action or determination made in good faith with respect to the Plan and the Company shall indemnify and hold harmless the Plan Administrator from all losses and expenses (including reasonable attorneys' fees) arising from the assertion or judicial determination of any such liability.
4.    Eligibility. Each Executive shall be eligible to participate in the Plan. An employee designated as an Executive with respect to one Plan Year need not be designated as an Executive for any subsequent Plan Year.
5.    Election to Defer.
5.1    General. An Executive may become a Participant in the Plan by making an irrevocable deferral election on a form provided by the Plan Administrator. In order to be effective, an Executive's election to defer must be executed and returned to the Plan Administrator on or before the date specified by the Plan Administrator for such purpose. Such election must be made prior to the beginning of the Plan Year to which the election relates; provided, however, that an individual who first becomes eligible to participate in the Plan after the start of a Plan Year may make such deferral election (with respect to Annual Bonus and Stock Compensation earned or granted after the date of the election) within thirty (30) days following the date that such individual first becomes eligible to participate in the Plan to the extent authorized by the Committee and permitted by Section 409A. For the avoidance of doubt, the deferral election with respect to an Annual Bonus must in all cases be made before the beginning of the applicable performance year unless the Committee determines such election may be made after the beginning of the applicable performance year under the Section 409A rules applicable to deferral elections for "performance-based compensation" (as defined under Section 409A). For the avoidance of doubt, if non-deferred Stock Compensation is ordinarily granted in the form of shares of restricted stock under the Stock Incentive Plan, the Stock Compensation award, to the extent deferred, will be made in the form of DSUs under the Plan, and the number of shares issued for the non-deferred portion of the restricted stock award will be automatically reduced by the number of DSUs credited under the Plan with respect to that Stock Compensation award. Amounts deferred under the Plan shall not be taken into account for purposes of determining contributions or allocations under the Company's 401(k) Plan.
5.2    Deferral Amounts. For each Plan Year, Participants shall be permitted to make separate elections to defer zero percent (0%), twenty five percent (25%), or fifty percent (50%) of each form of compensation (i.e., Annual Bonus and Stock Compensation) earned during the applicable Plan Year.
5.3    Subsequent Plan Years. An election to defer made by an Executive with respect to any Annual Bonus or Stock Compensation payable for a Plan Year shall not automatically apply with respect to any Annual Bonus or Stock Compensation payable for any subsequent Plan Year.
6.    Establishment of Account.
6.1    General. The Company shall establish and maintain on its books an Account for each Participant in the Plan. For each Account, subject to the Participant's applicable Payment Elections pursuant to paragraph 7.1 below, the Plan Administrator shall establish and maintain on its books a Payment Sub-Account for each Plan Year's Payment Election, as follows: (i) a "2-Year Annual Bonus Account" if the Participant elects to defer an Annual Bonus payable over two (2) years following Separation from Service; (ii) a "3-Year Annual Bonus Account" if the Participant elects to defer an Annual Bonus payable over three (3) years following Separation from Service; (iii) a "2-Year Stock Compensation Account" if the Participant elects to defer Stock Compensation payable over two (2) years following Separation from Service; and (iv) a "3-Year Stock Compensation Account" if the Participant elects to defer Stock Compensation payable over three (3) years following Separation from Service.
6.2    Annual Bonus Account. Any Annual Bonus deferred by a Participant shall be credited to the Participant's applicable Annual Bonus Account as of the date the Annual Bonus would otherwise be payable to the Participant. The number of DSUs credited to the Annual Bonus Account shall be equal to the dollar amount of the deferred Annual Bonus divided by the Fair Market Value of a share of Stock on such date, rounded up to the next whole share.
6.3    Stock Compensation Account. Any Stock Compensation deferred by a Participant shall be credited to the Participant's applicable Stock Compensation Account as of the date the

Stock Compensation would otherwise have been awarded under the Stock Incentive Plan. The number of DSUs credited to the applicable Stock Compensation Account shall be equal to the number of whole shares of Stock subject to the applicable Stock Compensation award to the extent deferred. If the resulting number of shares of Stock underlying the DSU is not a whole number, the portion deferred will be rounded up to the next whole DSU, and the portion not deferred will be the next whole share of Stock rounded down.
6.4    Vesting. The balance in a Participant's Annual Bonus Account shall always be fully (100%) vested. The balance in a Participant's Stock Compensation Account shall remain subject to the applicable Vesting Schedule for the related Stock Compensation award.
6.5    Dividend Equivalents. If a cash dividend is paid with respect to the shares of Stock underlying the DSUs credited to a Participant's Account (regardless of whether the related DSUs are vested), the Participant shall be paid in cash as a dividend equivalent an amount equal to the total cash dividend the Participant would have received had the DSUs been actual shares of Stock, payable as soon as administratively practicable (not more than thirty (30) days) after the applicable cash dividend payment date.
6.6    Adjustments. DSUs credited to a Participant's Account shall be equitably adjusted as determined by the Plan Administrator in the event of any stock dividend, stock split or similar change in the capitalization of the Company, as provided by the Stock Incentive Plan.
7.    Payment.
7.1    Time and Form of Payments. Except as otherwise provided by Section 7.3 below, payment of the vested portion of each Payment Sub-Account of a Participant shall be made upon the Participant's Separation from Service in annual installments over two or three years following the date of the Separation from Service. A Participant shall elect the number of installments that shall apply to the deferrals for a Plan Year at the same time the Participant elects to defer compensation pursuant to paragraph 5.2 above for such Plan Year (the "Payment Election"), and such Payment Election shall become irrevocable at the same time as the related deferral election. The Payment Election shall be made separately each Plan Year for the Annual Bonus deferral and Stock Compensation deferral such that the Participant may elect payments as either two or three annual installments following Separation from Service for any Annual Bonus deferred for the Plan Year, and either two or three annual installments following Separation from Service for any Stock Compensation deferred for the Plan Year. If a Participant makes a deferral election for a Plan Year pursuant to paragraph 5 above but fails to make a Payment Election for such deferral, the Participant's Payment Election shall be for annual installments over two (2) years following Separation from Service.
7.2    Timing, Amount and Form of Installment Payments. The first annual installment for a Payment Sub-Account, to the extent vested, shall be paid commencing on (or within thirty (30) days after) the first anniversary of the Participant's Separation from Service, and each subsequent annual installment shall be paid on (or within thirty (30) days after) the applicable anniversary of the first installment. The amount payable on each installment payment date shall be equal to the vested balance of the applicable Payment Sub-Account on the applicable payment date as determined by the Plan Administrator divided by the number of remaining installments (including the installment then payable). If such determination results in a fractional number of DSUs, the payment shall be rounded down to the next whole DSU with the fraction carried forward. For example, if a Payment

Sub-Account with one hundred (100) DSUs is payable in three annual installments, each of the first two installments shall be made as a payment of thirty-three (33) DSUs, and the final installment shall be made as a payment of thirty-four (34) DSUs. The DSUs shall be paid by issuance of shares of Stock from the Stock Incentive Plan equal to the number of vested DSUs then payable, subject to applicable tax withholdings.
7.3    Death. Notwithstanding anything to the contrary in this paragraph 7, upon the death of the Participant (including death after Separation from Service before final payment of any installment payments under Section 7.2), any outstanding, vested balance under the Participant's Account shall be paid to the Participant's Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant's death.
7.4    Minors and Incompetents. If any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person's legal representative (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.
8.    Claims Procedures.
8.1    General. In the event that a Claimant has a Claim under the Plan, such Claim shall be made by the Claimant's filing a notice thereof with the Plan Administrator within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Claimant's position and to present evidence and other materials relevant to the Claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.
8.2    Notice of Decision of Plan Administrator. Each Claimant whose Claim has been denied by the Plan Administrator shall be provided written notice thereof, which notice shall set forth:
(a)    the specific reason(s) for the denial;
(b)    specific reference to pertinent provision(s) of the Plan upon which such denial is based;
(c)    if applicable, a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and
(d)    an explanation of the Plan's procedure for review of such Claim;
all in a manner calculated to be understood by such Claimant.

8.3    Review of Decision of Plan Administrator. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the Plan Administrator's denial of the Claim. Such review shall be conducted by the Board. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Plan Administrator and shall be made by the written request of the Claimant, or such Claimant's duly authorized representative, to the Board. In the event of appeal, the Claimant or such Claimant's duly authorized representative may review pertinent documents and submit issues and comments in writing to the Board. The Board shall review the following:
(a)    the initial proceedings of the Plan Administrator with respect to such Claim;
(b)    such issues and comments as were submitted in writing by the Claimant or the Claimant's duly authorized representative; and
(c)    such other materials and information as the Board, in its sole discretion, deems advisable for a full and fair review of the decision of the Plan Administrator.
8.4    Notice of Decision of the Board. The Board may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or make take such other action with respect to such appeal as it deems appropriate. The decision of the Board with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Board shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Board. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.
8.5    Legal Action. No additional review or legal action may be brought more than twelve (12) months following the Board's decision under paragraph 8.4 above, or if no appeal is filed by the applicable appeals deadline following the Plan Administrator's initial determination pursuant to paragraph 8.3 above, twelve (12) months following the appeals deadline set forth in paragraph 8.3 above.
9.    Compensation Recovery (Clawback). Any portion of an Annual Bonus deferred to a Participant's Annual Bonus Account is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder (the "Dodd-Frank Clawback Rules"), and (ii) the Company's Dodd-Frank Clawback Policy and any other policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant. For the avoidance of doubt, if any portion of an Annual Bonus deferred under the Plan is determined to constitute "erroneously awarded compensation " under the Dodd-Frank Clawback Rules and/or the Company's Dodd-Frank Clawback Policy, then the portion of the Participant's Annual Bonus Account attributable to such erroneously awarded compensation shall be canceled and forfeited. The Company may take any other action against a Participant's Account under the Plan to recover any erroneously awarded compensation the Participant may have received from the Company (whether related to an Annual Bonus or otherwise) in accordance with the Dodd-Frank

Clawback Rules and/or the Company's Dodd-Frank Clawback Policy and subject to the requirements of applicable law (including Section 409A).
10.    General Provisions.
10.1    Unfunded Obligations. A Participant's rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant. The Plan shall be binding on the Company and any successor in interest of the Company.
10.2    No Right to Continued Employment. Neither the Plan nor any amount payable pursuant to the Plan will confer on any Participant the right to employment or service with the Company or any affiliate.
10.3    Non-assignment. None of the rights of the Participant with respect to the Plan may be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void.
10.4    Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.
10.5    Entire Plan. The Plan constitutes the entire plan with respect to the subject matter hereof (other than matters covered by the Company's Annual Bonus Plan or the Stock Incentive Plan and any award agreement thereunder, as applicable), and supersedes all prior plans with respect to the subject matter hereof.
10.6    Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.
10.7    Term of Plan. The Plan shall become effective on the Effective Date and shall remain in effect until it is revised or terminated by action of the Board.
10.8    Termination and Amendment. The Board may at any time amend or modify the Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of a Participant to receive any amounts accrued under the Plan prior to the effective date of such amendment or termination. Notwithstanding any provision of the Plan to the contrary, but only to the extent permitted by Section 409A, in connection with any termination of the Plan the Board shall have the authority to cause the Accounts of all Participants to be paid in a single cash payment as of a date determined by the Board or to otherwise accelerate the payment of Accounts in such manner as the Board shall determine in its discretion. Notwithstanding the foregoing, a Participant may not modify or change the Payment Election with respect to the Executive's Account and will not be eligible to receive a refund of all or any part of the amounts previously credited to the participant's Account other than as expressly permitted in the Plan.
10.9    Applicable Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state's conflict of law rules.

10.10    Section 409A. The Plan is intended to comply with the requirements of Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A. The Executive's right to receive any installment payments payable under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A. If, at the time of a Separation from Service of the Executive, the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), then any payments and benefits constituting Section 409A deferred compensation to be paid or provided pursuant to paragraph 7 above upon the Separation from Service of the Executive shall be paid or provided commencing on the later of (i) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the "Delayed Payment Date"), or (ii) the date or dates on which such Section 409A deferred compensation would otherwise be paid or provided in accordance with paragraph 7 above. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
10.11    Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, local, foreign or other taxes (including the Participant's FICA or other applicable social tax obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.
10.12    Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.
10.13    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.